Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the nine months
	ended:		ended:
	September	September	September	September
	30, 2005	30, 2004	30, 2005	30, 2004
Basic weighted average shares outstanding	5,418,953	5,266,117	5,387,631	5,210,145

Stock options
Options at $10.75	—	—	—	—
Options at $9.87	475	—	158	—
Options at $9.50	352	—	208	—
Options at $8.81	7,070	—	4,991	—
Options at $8.75	110	—	89	—
Options at $6.50	4,582	—	4,322	—
Options at $6.45	3,714	—	3,508	—
Options at $6.18	53,731	942	52,139	559
Options at $6.00	41,526	9,008	39,606	5,739
Options at $5.33	—	359	—	318
Options at $4.50	2,527	1,429	2,462	1,347
Options at $3.80	15,742	10,593	15,438	10,208
Options at $3.13	8,687	6,567	8,562	6,409
Options at $2.60	2,986	9,994	6,006	9,821
Options at $2.42	—	—	—	12,765
Options at $2.20	15,712	13,327	15,571	13,149
Options at $2.19	48,452	63,315	56,795	75,415
Options at $2.00	—	—	—	634
Options at $1.98	48,598	104,545	54,364	109,610

Diluted weighted average shares outstanding	5,673,217	5,486,196	5,651,850	5,456,119

Net income ($000’s)	$1,521	$1,093	$3,891	$2,966

Net income per share:
Basic income per share	$0.28	$0.21	$0.72	$0.57
Diluted income per share	$0.27	$0.20	$0.69	$0.54

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